[LETTERHEAD  OF  CUTLER  LAW  GROUP]



April 23, 2004

Military Communications Technologies, Inc.
2222 Michelson Drive, Suite 477
Irvine, CA 92612

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Military Communications Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 5,000,000 shares in accordance with the 2004 Non-Qualified Stock Award and Option Plan, 1,050,000 shares of Company common stock to Roger May, 650,000 shares of Company common stock issued to Fred Turner, 300,000 shares of common stock of the Company common stock issued to Alan Foxman, 5000,000 shares of Company common stock to Peter Kennedy, 500,000 shares of Company common stock to Guy Saxton, 1,000,000 shares of Company common stock to David Denton, 250,000 shares of Company common stock to Myles O'Dwyer and 200,000 shares of Company common stock issued to M. Richard Cutler for legal services.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about
April 23, 2004 (the "Registration Statement").   We  further have examined the
Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very  truly  yours,

                                        /s/  Cutler  Law  Group

                                        Cutler  Law  Group